Exhibit 99.1
FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Lear Elects Matt Simoncini Chief Executive Officer;
Bob Rossiter to Step Down as CEO After 40 Years of Service
      SOUTHFIELD, Michigan, August 10, 2011 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today announced that Matt Simoncini (50), senior vice president and chief financial officer, has been elected chief executive officer and president effective September 1, 2011. Mr. Simoncini will also join Lear’s Board of Directors on September 1, 2011. Mr. Simoncini will succeed Bob Rossiter (65), who will step down as CEO, president and a director of Lear on September 1, 2011 and remain in an advisory role until May 2012 to assist with the transition.
     “Bob has been an exceptional leader and a driving force in building Lear Corporation into a world-class global enterprise with nearly $14 billion in annual sales and 200 facilities in 35 countries supported by 93,000 employees. Bob fostered a culture of the highest business integrity, industry leading customer service and support of the communities where Lear does business. On behalf of Lear’s Board of Directors and its customers, suppliers, employees and shareholders, I want to sincerely thank Bob for his dedicated service,” said Henry D. G. Wallace, non-executive chairman.
     “I have been involved in the CEO succession process with the Board and I am very supportive of the selection of Matt Simoncini to succeed me,” said Mr. Rossiter. “I have worked closely with Matt over the years and I am confident that I am turning over Lear to very capable hands,” added Mr. Rossiter.
     “Matt has worked at Lear and its predecessor companies for 15 years in positions of increasing responsibility, including a tour of duty in Europe (biography and picture are attached). He is passionate about the business and he is an inspirational leader. Matt is very knowledgeable about Lear’s global operations, customers, products and employees, and he exemplifies the Company’s core values of integrity, quality and customer service. He successfully led the Company’s financial restructuring and has been instrumental in re-positioning Lear for long-term success. Matt has been an exceptional chief financial officer, has led the Company’s strategic planning efforts and he is now ready to assume the role as chief executive officer,” added Mr. Wallace.
     “Lear is truly a great company, and I am honored to have been elected as CEO. Bob is leaving the Company in a very strong competitive position, with positive earnings momentum, the best team in the industry and significant cash resources to fund future growth. I look forward to continuing to deliver superior quality and customer service and to sustaining Lear’s positive momentum,” commented Mr. Simoncini.
     Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 93,000 employees located in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.
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